GRAPHIC PACKAGING INTERNATIONAL, INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Effective November 1, 2017

GRAPHIC PACKAGING INTERNATIONAL, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN

Effective as of the first day of November, 2017, Compensation and Benefits Committee of the Board of Directors of Graphic Packaging Holding Company (the “Compensation and Benefits Committee”) hereby amends and restates the Graphic Packaging International, Inc. Non-Qualified Deferred Compensation Plan (the “Plan”).

BACKGROUND AND PURPOSE

A.    Background. The Plan was initially adopted by Graphic Packaging International, Inc. (the “GPI”) effective July 1, 2011, and has been amended since that date. The Plan, as set forth in this document, is intended to be, and should be construed as, a restatement and continuation of the Plan as previously in effect.

B.    Goal. The Compensation and Benefits Committee desires to provide its designated key management employees (and those of its affiliated companies that participate in the Plan) with an opportunity to defer the receipt and income taxation of a portion of such employees’ annual base salary and incentive payments, and to provide certain of these employees contributions made by GPI.

C.    Purpose. The purpose of the Plan document is to set forth the terms and conditions pursuant to which these deferrals and employer contributions may be made and to describe the nature and extent of the employees’ rights to such amounts.

D.    Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

STATEMENT OF AGREEMENT

To amend and restate the Plan with the purposes and goals as hereinabove described, the Compensation and Benefits Committee hereby sets forth the terms and provisions of the Plan as follows:

TABLE OF CONTENTS

Article I DEFINITIONS		1
1.1	Account	1
1.2	Base Salary	1
1.3	Base Salary Deferral Contributions	1
1.4	Base Salary Election	1
1.5	Beneficiary	1
1.6	Board	1
1.7	Change in Control	1
(a)	Change in the Ownership of GPHC or GPI	1
(b)	Change in the Effective Control of GPHC or GPI	2
(c)	Change in the Ownership of a Substantial Portion of GPHC’s or GPI’s Assets	2
(d)	Compliance with Section 409A	2
1.8	Charter	2
1.9	Code	2
1.10	Compensation	2
1.11	Compensation and Benefits Committee	3
1.12	Controlled Group	3
1.13	DC SERP Contributions	3
1.14	Deferral Contributions	3
1.15	Deferral Election	3
1.16	Divestiture Termination	3
1.17	Effective Date	3
1.18	Eligible Employee	3
1.19	ERISA	3
1.20	Executive Contributions	3
1.21	Excess Compensation	3
1.22	FICA Tax	3
1.23	Financial Hardship	3
1.24	GPHC	4
1.25	GPI	4
1.26	Grandfathered Executive	4
1.27	Incentive Deferral Contributions	4
1.28	Incentive Election	4
1.29	Incentive Payments	4
1.30	Investment Election	4
1.31	Investment Funds	4
1.32	Matching Contributions	4
1.33	Participant	5
1.34	Pension Plan Ineligible Employee	5
1.35	Performance-Based Incentive	5

i

1.36	Plan	6
1.37	Plan Year	6
1.38	Recordkeeper	6
1.39	Retirement Committee	6
1.40	Separate from Service or Separation from Service	6
(a)	Leaves of Absence	6
(b)	Status Change	7
(c)	Termination of Employment	7
1.41	Supplemental Company Contributions	7
1.42	Surviving Spouse	7
1.43	Total Disability or Totally Disabled	7
1.44	Trust or Trust Agreement	8
1.45	Trustee	8
1.46	Trust Fund	8
1.47	Valuation Date	8
1.48	Years of Service	8
Article II ELIGIBILITY AND PARTICIPATION		9
2.1	Eligibility	9
2.2	Procedure for Admission	9
2.3	Eligibility for Matching Contributions	9
2.4	Eligibility for Supplemental Company Contributions	9
2.5	Eligibility for DC SERP Contributions	9
2.6	Cessation of Eligibility	9
(a)	Cessation of Eligible Status	9
(b)	Inactive Participant Status	9
Article III PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING		11
3.1	Participants’ Accounts	11
(a)	Establishment of Accounts	11
(b)	Nature of Contributions and Accounts	11
(c)	General Creditors	11
3.2	Deferral Contributions	11
(a)	General Rule	11
(b)	Other Deferrals or Deductions	11
3.3	Procedure for Base Salary Elections	12
(a)	Effective Date	12
(b)	Amount	12
3.4	Procedure for Incentive Elections	12
(a)	Effective Date	12
(b)	Amount	13
3.5	Irrevocability of Deferral Elections	13
3.6	Crediting of Deferred Compensation	13
3.7	Matching Contributions	13
3.8	Supplemental Company Contributions	14

(a)	Generally	14
(b)	Last Day Requirement	14
3.9	DC SERP Contributions	15
3.10	Executive Contributions	15
3.11	Certain Divestitures	15
3.12	Debiting of Distributions	15
3.13	Crediting of Earnings	15
(a)	Rate of Return	15
(b)	Amount Invested	15
(c)	Determination of Amount	15
3.14	Vesting	16
(a)	General	16
(b)	Supplemental Company and DC SERP Contributions	16
(c)	Executive Contributions	16
(d)	Change in Control	16
(e)	Death	16
(f)	Disability	17
(g)	Certain Divestitures	17
(h)	Vesting as Provided on Exhibit A	17
3.15	Notice to Participants of Account Balances	17
3.16	Good Faith Valuation Binding	17
3.17	Errors and Omissions in Accounts	17
Article IV INVESTMENT FUNDS		18
4.1	Available Investment Funds	18
4.2	Participant Direction of Deemed Investments	18
(a)	Nature of Participant Direction	18
(b)	Investment of Contributions	18
(c)	Investment of Existing Account Balances	18
(d)	Retirement Committee Discretion	18
(e)	Failure to Make Investment Fund Selection	19
Article V PAYMENT OF BENEFITS		20
5.1	Amount of Distribution	20
5.2	Timing of Distribution	20
(a)	Default Timing	20
(b)	Election of Distribution Timing	20
(c)	2011 Employer Contributions	21
(d)	Compensation and Benefits Committee Discretion	21
(e)	Special Timing Designations	21
5.3	Form of Distribution	21
(a)	Single-Sum Payment	21
(b)	Annual Installments	21
(c)	2011 Employer Contributions	21
(d)	Compensation and Benefits Committee Discretion	22

(e)	Special Form Designations	22
5.4	Changing Time and/or Form of Distribution	22
5.5	Death	22
(a)	Before Scheduled Payment Date	22
(b)	While Receiving Installment Payments	22
5.6	Cash-Out	23
5.7	Hardship Distributions	23
5.8	Taxes	23
5.9	Offset of Benefit by Amounts Owed to GPI	23
5.10	Permissible Acceleration or Delay of Payments	24
(a)	Acceleration of Payments	24
(b)	Delay of Payments	24
5.11	Change in Control	25
(a)	Discretionary Termination and Liquidation upon a Change in Control	25
(b)	Other Accelerations Upon a Change in Control	25
5.12	Pre-Effective Date Accounts	25
Article VI CLAIMS		26
6.1	Participant Rights	26
6.2	Initial Claim	26
6.3	Appeal	26
6.4	Satisfaction of Claims	27
Article VII SOURCE OF FUNDS; TRUST		28
7.1	Source of Funds	28
7.2	Trust	28
(a)	Establishment	28
(b)	Distributions	28
(c)	Status of the Trust	28
7.3	Funding Prohibition under Certain Circumstances	28
Article VIII RETIREMENT COMMITTEE		29
8.1	Retirement Committee	29
(a)	Adoption of Charter	29
(b)	Retirement Committee	29
8.2	Rights and Duties	29
8.3	Compensation, Indemnity and Liability	30
Article IX AMENDMENT AND TERMINATION		31
9.1	Amendments	31
9.2	Plan Freeze or Termination	31
(a)	Freezing Plan Benefits	31
(b)	Plan Termination	31
Article X MISCELLANEOUS		32
10.1	Beneficiary Designation	32
(a)	General	32
(b)	No Designation or Designee Dead or Missing	32

(c)	Forfeiture of Benefits by Certain Individuals	32
10.2	Distribution pursuant to a Domestic Relations Order	32
(a)	Distribution Due to Domestic Relations Order	32
(b)	Requirements of a Domestic Relations Order	33
(c)	Domestic Relations Order Review Authority	33
10.3	Headings	33
10.4	Gender and Number	33
10.5	Assignment of Benefits	33
10.6	Legally Incompetent	33
10.7	Governing Law	34
10.8	Tax Effects	34
EXHIBIT B SPECIAL PROVISIONS		A-1

v

Article I
DEFINITIONS
For purposes of the Plan, the following terms, when used with an initial capital letter, will have the meaning set forth below unless a different meaning plainly is required by the context.
1.1    Account means, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted and actually credited in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary.
1.2    Base Salary means, with respect to a Participant for a Plan Year, the Participant’s Compensation, excluding any Incentive Payments and excluding any payments made under the Graphic Packaging Holding Company 2014 Omnibus Stock and Incentive Compensation Plan (or any similar long-term incentive arrangement, as determined by the Retirement Committee) for such Plan Year.
1.3    Base Salary Deferral Contributions means, for each Plan Year, the portion of a Participant’s Deferral Contributions attributable to his Base Salary Election for such Plan Year.
1.4    Base Salary Election means a written, electronic or other form of election pursuant to which a Participant may elect to defer under the Plan a portion of his Base Salary.
1.5    Beneficiary means, with respect to a Participant, the person(s) designated or identified in accordance with Section 10.1 to receive any death benefits that may be payable under the Plan upon the death of the Participant.
1.6    Board means the Board of Directors of GPHC.
1.7    Change in Control means any of the events specified in subsections (a), (b), or (c) below, subject to the rules described in subsection (d) below:
(a)    Change in the Ownership of GPHC or GPI means a situation where any one person, or more than one person acting as a group (as described in Treasury Regulations), acquires ownership of stock of GPHC or GPI that, together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of GPHC or GPI, as applicable. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of GPHC or GPI, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which GPHC or GPI acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of GPHC or GPI (or issuance of stock of GPHC or GPI) and stock of GPHC or GPI, as applicable, remains outstanding after the transaction.

(b)    Change in the Effective Control of GPHC or GPI. A majority of members of the board of directors of GPHC or GPI is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such board of directors before the date of the appointment or election.
(a)    Change in the Ownership of a Substantial Portion of GPHC’s or GPI’s Assets . Any one person or more than one person acting as a group, that is not affiliated with GPHC or GPI, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from GPHC or GPI that have a total gross fair market value equal to or more than 80 percent of the consolidated total gross fair market value of all of the assets of GPHC or GPI, as applicable, immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of GPHC or GPI, as applicable, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(A)    There is no Change in Control under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of GPHC or GPI immediately after the transfer, as provided in Treasury Regulations.
(2)    For purposes of this subsection (c) and except as otherwise provided in Treasury Regulations, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a company in which GPHC or GPI has no ownership interest before the transaction, but that is a majority-owned subsidiary of GPHC or GPI after the transaction, is not treated as a Change in Control.
(b)    Compliance with Section 409A. The definition of “Change in Control” as described in this Section is intended to satisfy all requirements under Treasury Regulations Section 1.409A-3(i)(5), and shall be construed accordingly. In no event will any payment of “nonqualified deferred compensation” (as such term is defined for purposes of Code Section 409A) be triggered hereunder upon a Change in Control unless the Change in Control event satisfies all applicable requirements of such regulation.
1.8    Charter means the Charter of the Retirement Committee of Graphic Packaging International, Inc., as amended from time to time or such other charter or operating procedures adopted by the Board which defines the scope of the Retirement Committee’s authorities and responsibilities with respect to the Plan.
1.9    Code means the Internal Revenue Code of 1986, as amended.
1.10    Compensation has the meaning ascribed to such term in the GPI Savings Plan, for purposes of determining the amount of contributions under such plan, without regard to the limitation in Section 401(a)(17) of the Code for such Plan Year and determined without regard to whether such amounts are payable directly to the Participant or are deferred, at the election of the Participant, pursuant to Code Section 401(k), 125 or 132(f)(4) or under this Plan.

1.11    Compensation and Benefits Committee means the Compensation and Benefits Committee of the Board.
1.12    Controlled Group means all of the companies that are either (i) members of the same controlled group of corporations (within the meaning of Code Section 414(b)) or (ii) under common control (within the meaning of Code Section 414(c)) with the GPHC.
1.13    DC SERP Contributions means the amount (if any) credited to a Participant’s Account pursuant to Section 3.9.
1.14    Deferral Contributions means, for each Plan Year, that portion of a Participant’s Compensation deferred under the Plan pursuant to Section 3.2.
1.15    Deferral Election means a Participant’s Base Salary Election and Incentive Election, as applicable.
1.16    Divestiture Termination means, with respect to a Participant, such Participant’s termination of employment with GPI as part of GPHC’s or GPI’s agreement to sell a division, group, facility or other segment of such company’s business, to the extent designated by the Retirement Committee (as set forth in the records of the Retirement Committee).
1.17    Effective Date means November 1, 2017, the date that this restatement of the Plan generally will be effective. The Plan was originally effective July 1, 2011.
1.18    Eligible Employee means any employee of GPI if such employee is paid at salary grade 100 or above, as determined by the Retirement Committee, or any other employee of GPI selected for participation by the Compensation and Benefits Committee.
1.19    ERISA means the Employee Retirement Income Security Act of 1974, as amended.
1.20    Executive Contributions means the amount (if any) credited to a Participant’s Account pursuant to Section 3.10.
1.21    Excess Compensation means, with respect to a Plan Year, the amount by which a Participant’s Compensation exceeds the limitation in Code Section 401(a)(17) for such Plan Year.
1.22    FICA Tax means mean the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).
1.23    Financial Hardship means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to subsections (b)(1), (b)(2), and (d)(1)(B) thereof), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship will be determined by the Retirement Committee on the basis of the facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Retirement Committee;

provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:
(a)    Through reimbursement or compensation by insurance or otherwise;
(b)    By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or
(c)    By cessation of deferrals under the Plan.
Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.
1.24    GPHC means Graphic Packaging Holding Company.
1.25    GPI means Graphic Packaging International, Inc. a Delaware corporation.
1.26    Grandfathered Executive means an Eligible Employee who as of any Plan Year is eligible for benefit accruals under the (i) Graphic Packaging Supplemental Retirement Plan, (ii) Graphic Packaging International, Inc. Supplemental Plan for Participants in the Riverwood International Employees Retirement Plan, or (iii) Field Container Management Company, L.P. Executive Pension Plan.
1.27    Incentive Deferral Contributions means, for each Plan Year, the portion of a Participant’s Deferral Contributions attributable to his Incentive Election for such year.
1.28    Incentive Election means a written, electronic or other form of election pursuant to which a Participant may elect to defer under the Plan all or a portion of his Incentive Payments.
1.29    Incentive Payments means, with respect to a Participant for a year, the portion of a Participant’s Compensation attributable to amounts payable to the Participant for the year under the Management Incentive Plan, or such other arrangement identified by the Compensation and Benefits Committee as an annual incentive plan in which GPI participates; provided, any such designation will be made no later than the latest date on which a Participant could make an Incentive Election with respect to such incentive plan pursuant to Section 3.4.
1.30    Investment Election means an election, made in such form as the Retirement Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account will be deemed to be invested.
1.31    Investment Funds means the investment funds selected from time to time by the Retirement Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.
1.32    Matching Contributions means the amount (if any) credited to a Participant’s Account pursuant to Section 3.7.

1.33    Participant means any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.
1.34    Pension Plan Ineligible Employee means an Eligible Employee who is ineligible to accrue benefit service under the Riverwood International Employees’ Retirement Plan and under Appendix 1 of the Graphic Packaging Retirement Plan. A Pension Plan Ineligible Employee shall not include an Eligible Employee who is entitled to become a member of either plan referred to in the preceding sentence upon completion of the one year of service eligibility requirement.
1.35    Performance-Based Incentive means any Incentive Payment, the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. For an Incentive Payment to be a Performance-Based Incentive, the following requirements must be met:
(a)    The performance criteria must be established in writing no later than 90 days after the beginning of the applicable “performance period”;
(b)    The outcome of the performance criteria must be substantially uncertain when the criteria are established;
(c)    No Incentive Payment, or portion of any Incentive Payment, that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria are established, will be considered a Performance-Based Incentive;
(d)    A Performance-Based Incentive will not include payments based upon subjective performance criteria unless:
(1)    The subjective performance criteria are bona fide and relate to the Participant’s performance, the performance of a group of employees that includes the Participant, or the performance of a business unit for which the Participant provides services (which may include the entire Controlled Group); and
(2)    The determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (as defined in Code Section 267(c)(4), applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.
A Performance-Based Incentive that otherwise meets the above criteria may provide for payment regardless of satisfaction of the performance criteria upon the Participant’s death, total disability (defined as a medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than 6 months), or a change in control event (as defined in Treasury Regulations Section

1.409A-3(i)(5)(i)). Any amount that actually becomes payable upon such events without regard to the satisfaction of the performance criteria will not be considered a Performance-Based Incentive to which a Deferral Election under Section 3.4(a)(2) may apply.

1.36    Plan means the Graphic Packaging International, Inc. Non-Qualified Deferred Compensation Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.
1.37    Plan Year means the 12-consecutive-month period ending on December 31 of each year.
1.38    Recordkeeper means the third-party company or organization appointed by the Retirement Committee to carry out certain administrative responsibilities under the Plan. To the extent that a company is not appointed as the Recordkeeper, the Retirement Committee or such individual employee or employees of GPI as the Retirement Committee may appoint will serve as Recordkeeper.
1.39    Retirement Committee means the committee which is maintained and governed in accordance with the Charter and will act to administer the Plan as provided in Article VIII. References in this Plan to the Retirement Committee shall also refer to the delegates and agents of the Retirement Committee, including, where appropriate, the Recordkeeper.
1.40    Separate from Service or Separation from Service means, with respect to a Participant, that such Participant has separated from service, as defined under Code Section 409A and the guidance issued thereunder, with GPI and all members of the Controlled Group. Generally, a Participant separates from service if the Participant retires or otherwise has a termination of employment with GPI and all members of the Controlled Group (other than due to his death), as determined in accordance with the following:
(a)    Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with GPI or a member of the Controlled Group under an applicable statute or by contract. Notwithstanding the foregoing, where a leave of absence is due to the Participant’s “disability”, a 29-month period of absence will be substituted for such six-month period. For this purpose, “disability” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where the impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for GPI or a member of the Controlled Group. If the period of leave exceeds 6 months (or 29 months in the case of “disability”) and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month or 29-month period, as applicable.
(b)    Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services as an employee and as a member of the Board (or a member of the board of directors, or analogous position, of a Controlled Group member), the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan (or vice versa).
(c)    Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that GPI, all members of the Controlled Group and the Participant reasonably anticipate (i) that no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to GPI and all members of the Controlled Group if the Participant has been providing services to GPI and all members of the Controlled Group for less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) hereof, for purposes of this subsection (c) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (c) (including for purposes of determining the applicable 36-month (or shorter) period).
1.41    Supplemental Company Contributions means the amount (if any) credited to a Participant’s Account pursuant to Section 3.8.
1.42    Surviving Spouse means, with respect to a Participant, the person who is treated as legally married to such Participant under the laws of the state in which the Participant resides. The determination of a Participant’s Surviving Spouse will be made as of the date of such Participant’s death.
1.43    Total Disability or Totally Disabled means, with respect to a Participant, a determination by the Retirement Committee that a Participant is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan of GPI. A Participant will be considered Totally Disabled if he is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board. Notwithstanding the above, all determinations of whether a Participant is Totally Disabled will only be made in a manner consistent with Code Section 409A and the regulations thereunder.
1.44    Trust or Trust Agreement means the separate agreement or agreements between GPI and the Trustee governing the Trust Fund, and all amendments thereto.
1.45    Trustee means the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.
1.46    Trust Fund means the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.
1.47    Valuation Date means each business day of the Plan Year that the New York Stock Exchange is open.
1.48    Years of Service means each year of an Eligible Employee’s service with GPI and any Controlled Group member, determined in accordance with the elapsed time method in Treasury Regulations Section 1.410(a)-7. An Eligible Employee’s period of service with any acquired or predecessor employer, to the extent not otherwise counted hereunder, will be taken into account in determining his Years of Service to the extent, and under such conditions, as may be determined by the Retirement Committee.

ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1    Eligibility.
Each individual who is an Eligible Employee will become a Participant beginning on the first day that he is an Eligible Employee.
2.2    Procedure for Admission.
Each Eligible Employee will become eligible to make a Deferral Election by completing such written and/or electronic forms and providing such data in a timely manner, as are required by the Retirement Committee. Such forms and data may include, without limitation, the Eligible Employee’s acceptance of the terms and conditions of the Plan, and the designation of a Beneficiary to receive any death benefits payable hereunder.
2.3    Eligibility for Matching Contributions.
Except as otherwise determined by the Compensation and Benefits Committee in its sole discretion, each Eligible Employee who is not a Grandfathered Executive is eligible to receive Matching Company Contributions.
2.4    Eligibility for Supplemental Company Contributions.
Except as otherwise determined by the Compensation and Benefits Committee in its sole discretion, each Eligible Employee who is not a Grandfathered Executive will become eligible to receive Supplemental Company Contributions as of the payroll period coincident with or next following his completion of 1 Year of Service.
2.5    Eligibility for DC SERP Contributions.
Except as otherwise determined by the Compensation and Benefits Committee in its sole discretion, each Eligible Employee who (i) is paid at salary grade 110 or above, as determined by the Retirement Committee and (ii) is not a Grandfathered Executive is eligible to receive DC SERP Contributions.

2.6    Cessation of Eligibility.
(a)    Cessation of Eligible Status. If an individual ceases to satisfy the criteria which qualified him as an Eligible Employee, he will not be eligible to make subsequent Deferral Elections; provided, any Deferral Elections then in effect will continue to be effective until such time as the Deferral Election will expire or may be revoked pursuant to the terms of Article III.
(b)    Inactive Participant Status. Even if his active participation in the Plan ends, an employee will remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan. During the period of time that an employee is an inactive Participant in the Plan, his Account will continue to be credited with earnings and/or losses as provided for in Section 3.13.

ARTICLE III
PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING
3.1    Participants’ Accounts.
(a)    Establishment of Accounts. The Retirement Committee will establish and maintain an Account on behalf of each Participant. To the extent provided herein, each Account will be credited with (i) Deferral Contributions (separated as necessary or helpful into Base Salary Deferral Contributions and Incentive Deferral Contributions), (ii) Matching Contributions, (iii) Supplemental Company Contributions, (iv) DC SERP Contributions, (v) Executive Contributions, and (vi) earnings attributable to such Account, and will be debited by the amount of all distributions. Each Account of a Participant will be maintained until the value thereof has been distributed to or on behalf of such Participant or his Beneficiary.
(b)    Nature of Contributions and Accounts. The amounts credited to a Participant’s Account will be represented solely by bookkeeping entries. Except as provided in Article VII, no monies or other assets will actually be set aside for such Participant, and all payments to a Participant or Beneficiary under the Plan will be made from the general assets of GPI.
(c)    General Creditors. Any assets which may be acquired by GPI in anticipation of its obligations under the Plan will be part of the general assets of GPI. GPI’s obligation to pay benefits under the Plan constitutes a mere promise of GPI to pay such benefits, and a Participant or Beneficiary will be and remain no more than an unsecured, general creditor of GPI.
3.2    Deferral Contributions.
(a)    General Rule. Except as provided in subsection (b) hereof, each Eligible Employee who is or becomes eligible to participate in the Plan may elect to have Deferral Contributions made on his behalf by completing and delivering to the Retirement Committee (or its designee) a Deferral Election setting forth the terms of his election; provided, the Retirement Committee may allow or require separate or combined deferral elections for the elections set forth below.
(1)    Base Salary Election. Subject to the terms and conditions set forth below, a Base Salary Election will provide for the reduction of an Eligible Employee’s Base Salary earned during the Plan Year for which the Base Salary Election is in effect.
(2)    Incentive Election. Subject to the terms and conditions set forth below, an Incentive Election will provide for the reduction of an Eligible Employee’s Incentive Payment earned during the Plan Year for which the Incentive Election is in effect; provided, the Retirement Committee may require separate deferral elections with regard to different portions of a Participant’s Incentive Payments.
(b)    Other Deferrals or Deductions. Notwithstanding the foregoing, if the total of (i) the Participant’s before-tax deferrals under any Controlled Group member’s Code Sections 401(k) and 125 plans, (ii) the Participant’s Deferral Contributions, and (iii) any FICA Tax applicable to such Participant’s Compensation exceed 100 percent of his Compensation, unless GPI or Retirement Committee directs otherwise, the Code Sections 401(k) and 125 plan deferrals will be made first, followed by any FICA Tax withholding, and then the remaining Compensation will be deferred under the Plan subject to Section 3.3 or 3.4 as applicable.
3.3    Procedure for Base Salary Elections.
Subject to any modifications, additions or exceptions that the Retirement Committee, in its sole discretion, deems necessary, appropriate or helpful, the following terms will apply to Base Salary Elections:
(a)    Effective Date. A Participant’s Base Salary Election must be made on or before the last day of the Plan Year immediately preceding the Plan Year for which he desires to participate, and it will be effective beginning with the paycheck for the first regular payroll period that begins during such Plan Year. Except as otherwise provided in Section 3.5, a Participant’s Base Salary Election will remain in effect through the paycheck for the last payroll period beginning during the Plan Year. A Participant must make a separate Base Salary Election with respect to each Plan Year.
(b)    Amount. A Participant may elect to defer his Base Salary payable in each regular paycheck in 1 percent increments, up to a maximum of 50 percent (or such other maximum percentage and/or amount, if any, established by the Retirement Committee from time to time).
3.4    Procedure for Incentive Elections.
Subject to any modifications, additions or exceptions that the Retirement Committee, in its sole discretion, deems necessary, appropriate or helpful, the following terms will apply to Incentive Elections:
(a)    Effective Date.
(1)    General Rule. Except as otherwise provided in subsection (a)(2) hereof, the Participant must deliver his Deferral Election to the Retirement Committee before the first day of the first calendar year during which the Incentive Payment is earned in whole or in part.
(2)    Performance-Based Incentive. To the extent that the Retirement Committee determines that a Participant’s Incentive Payment is a Performance-Based Incentive, the Participant may deliver his Deferral Election to the Retirement Committee no later than the date that is 6 months before the end of the period over which the Incentive Payment is earned (i.e., by June 30 for an Incentive Payment with a calendar-year performance period). In order to be eligible for the election deadline in this subsection (a)(2), the Participant must perform services continuously from the later of (i) the date the performance criteria for the Incentive Payment are established or (ii) the first day of the performance period (i.e., January 1 for an Incentive Payment with a calendar-year performance period) until the date the Participant makes his Deferral Election. Furthermore, if all or a portion of the Participant’s

Incentive Payment is “readily ascertainable” on the date the Participant makes a Deferral Election under this subsection (a)(2), the Participant’s Deferral Election under this subsection (a)(2) will apply only to the portion of such Incentive Payment that is not then “readily ascertainable,” if any. The determination of when all or a portion of an Incentive Payment is “readily ascertainable” will be made pursuant to Code Section 409A, which generally provides that compensation is “readily ascertainable” when the amount is first both calculable and substantially certain to be paid.
(3)    Expiration of Deferral Election. A Participant’s Incentive Election shall remain in effect with respect to only a single Incentive Payment. A Participant must make a separate Incentive Election with respect to each Incentive Payment.
(b)    Amount. A Participant may elect to defer his Incentive Payments in 1 percent increments, up to a maximum of 100 percent (or such other maximum percentage and/or amount, if any, established by the Retirement Committee from time to time).
3.5    Irrevocability of Deferral Elections.
Subject to any restrictions or procedures determined by the Retirement Committee, a Participant may change his Base Salary Election any time prior to the applicable deadline specified in Section 3.3(a) and may change his Incentive Election any time prior to the applicable deadline specified in subsection Section 3.4(a)(1) or 3.4(a)(2). Upon the applicable deadline specified in the preceding sentence, the Participant’s Deferral Elections, or deemed election upon a failure to submit a timely election, will become irrevocable. If a Participant is transferred from the employment of GPI to the employment of another member of the Controlled Group, his Deferral Elections with GPI will remain in effect and will apply to his Compensation from the Controlled Group member. Notwithstanding the foregoing, the Retirement Committee shall cancel a Participant’s Deferral Elections for the remainder of the Plan Year upon a withdrawal due to Financial Hardship under Section 5.7. The Retirement Committee will cancel a Participant’s Deferral Election upon the Participant’s hardship withdrawal from a Code Section 401(k) plan maintained by GPI or any member of the Controlled Group to the extent that such cancellation would be required under the terms of such Code Section 401(k) plan and will suspend participation in the Plan to the extent required under the terms of such Code Section 401(k) plan.
3.6    Crediting of Deferred Compensation.
The Retirement Committee will credit the amount of each Participant’s Deferral Contributions to his Account on, or as soon as practicable after, the Valuation Date on which such amount would have been paid to him but for his election hereunder.
3.7    Matching Contributions.
For each Participant who satisfies the eligibility requirements of Section 2.3 and on whose behalf GPI has made any Deferral Contributions with respect to a payroll period ending on or before December 31, 2017, or any other payment of Excess Compensation made on or before December 31, 2017, GPI will make, with respect to such payroll period or other payment of Excess

Compensation, a Matching Contribution into such Participant’s Account equal to 100 percent of the first 3 percent of Excess Compensation and 50 percent of the next 2 percent of Excess Compensation contributed on behalf of the Participant to the Plan as Deferral Contributions. For each Participant who satisfies the eligibility requirements of Section 2.3 and on whose behalf GPI has made any Deferral Contributions with respect to a payroll period ending after December 31, 2017, or any other payment of Excess Compensation made after December 31, 2017, GPI will make, with respect to such payroll period or other payment of Excess Compensation, a Matching Contribution into such Participant’s Account equal to 100 percent of the first 4 percent of Excess Compensation and 50 percent of the next 3 percent of Excess Compensation contributed on behalf of the Participant to the Plan as Deferral Contributions. The Retirement Committee will credit Matching Contributions to the Account of a Participant as soon as reasonably practicable after the last day of the Plan Year for which the Matching Contributions relate.
3.8    Supplemental Company Contributions.
(a)    Generally. For each Participant who satisfies the eligibility requirements of Section 2.4 and the employment requirements of subsection (b) hereof, GPI will make a Supplemental Company Contribution to such Participant’s Account equal to 3 percent of the Participant’s Excess Compensation for the portion of the Plan Year during which the Participant (i) satisfies the eligibility requirements of Section 2.4 and (ii) is a Pension Plan Ineligible Employee. The Retirement Committee will credit Supplemental Company Contributions to the Account of a Participant as soon as reasonably practicable after the last day of the Plan Year to which the Supplemental Company Contributions relate.
(b)    Last Day Requirement. A Participant will be eligible for a Supplemental Company Contribution for a Plan Year if he:
(1)    is a Pension Plan Ineligible Employee during that Plan Year; and
(2)    satisfies one of the following requirements for the Plan Year:
(A)    is an employee of GPI on the last day of the Plan Year (including employees who are on a leave of absence on the last day of the Plan Year);
(B)    terminates employment during the Plan Year after reaching age 55 and the sum of his age plus Years of Service equals at least 65;
(C)    becomes Totally Disabled during the Plan Year while in active employment;
(D)    dies during the Plan Year while in active employment;
(E)    is involuntarily terminated without cause during the Plan Year and has entered into the appropriate release agreement with GPI; or
(F)    experiences a Divestiture Termination.

3.9    DC SERP Contributions.
For each Participant who satisfies the eligibility requirements of Section 2.5, GPI will make a DC SERP Contribution to such Participant’s Account equal to 3 percent of a Participant’s Compensation for the portion of the Plan Year during which the Participant satisfies the eligibility requirements of Section 2.5. The Retirement Committee will credit DC SERP Contributions to the Account of a Participant as soon as reasonably practicable after the last day of the Plan Year to which the DC SERP Contributions relate.
3.10    Executive Contributions.
At such time or times, in such amount(s) and under such terms as the Compensation and Benefits Committee, in its sole discretion, may determine; the Compensation and Benefits Committee may approve crediting to the Account of any Eligible Employee an Executive Contribution, which will be described in Exhibit A.
3.11    Certain Divestitures.
Notwithstanding anything in this Article III to the contrary, if a Participant experiences a Divestiture Termination during a Plan Year, any Matching Contributions, Supplemental Company Contributions, or DC SERP Contributions to which such Participant is entitled under the terms of Sections 3.7, 3.8, or 3.9 shall be allocated to such Participant’s Account no later than as soon as administratively practicable after the date of such Divestiture Termination.
3.12    Debiting of Distributions.
As of each Valuation Date, the Recordkeeper will debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.
3.13    Crediting of Earnings.
As of each Valuation Date, the Recordkeeper will credit to each Participant’s Account the amount of earnings and/or losses applicable thereto for the period since the immediately preceding Valuation Date. Such crediting of earnings and/or losses will be effected as of each Valuation Date, as follows:
(a)    Rate of Return. The Recordkeeper first will determine a rate of return for the period since the immediately preceding Valuation Date for each of the Investment Funds;
(b)    Amount Invested. The Recordkeeper next will determine the amount of (i) each Participant’s Account that was deemed invested in each Investment Fund as of the immediately preceding Valuation Date; minus (ii) the amount of any distributions debited from the amount determined in clause (i) since the immediately preceding Valuation Date; and
(c)    Determination of Amount. The Recordkeeper will then apply the rate of return for each Investment Fund for such Valuation Date (as determined in subsection (a) hereof) to the amount of the Participant’s Account deemed invested in such Investment Fund for such

Valuation Date (as determined in subsection (b) hereof), and the total amount of earnings and/or losses resulting therefrom will be credited to such Participant’s Account as of the applicable Valuation Date.
3.14    Vesting.
(a)    General. A Participant will at all times be fully vested in his Deferral Contributions, Matching Contributions, and the earnings and/or losses credited to his Account with respect to such Deferral Contributions and Matching Contributions.
(b)    Supplemental Company and DC SERP Contributions. Except as provided in subsections (d) through (g) hereof, a Participant will vest in the Supplemental Company Contributions, DC SERP Contributions, and the earnings and/or losses credited to his Account with respect to such Supplemental Company Contributions and DC SERP Contributions, in accordance with the following vesting schedule, based on the total of the Participant’s Years of Service:

Years of Service Completed by Participant	Vested Percentage of Participant’s Account
Less than 1 Year	0%
1 Year, but less than 2	20%
2 Years, but less than 3	40%
3 Years, but less than 4	60%
4 Years, but less than 5	80%
5 Years or more	100%

(c)    Executive Contributions. A Participant will vest in any Executive Contributions, and the earnings and/or losses credited to his Account with respect to such Executive Contributions, in accordance with the applicable vesting schedule described in Exhibit A.
(d)    Change in Control. If a Change in Control occurs with respect to a Participant, the Participant shall be immediately 100 percent vested in the Supplemental Company Contributions, DC SERP Contributions, and the earnings and/or losses credited to his Account with respect to such Supplemental Company Contributions and DC SERP Contributions as of the date of such Change in Control. Supplemental Company Contributions, DC SERP Contributions, and the earnings and/or losses credited to his Account with respect to such Supplemental Company Contributions and DC SERP Contributions after the date of a Change in Control shall continue to vest in accordance with the vesting schedule in subsection (b) hereof.
(e)    Death. Any Participant who dies while an Eligible Employee will be 100 percent vested in the Supplemental Company Contributions, DC SERP Contributions, and the earnings and/or losses credited to his Account with respect to such Supplemental Company Contributions and DC SERP Contributions as of the date is death.
(f)    Disability. Any Participant who becomes Totally Disabled while an Eligible Employee will be 100 percent vested in the Supplemental Company Contributions, DC SERP

Contributions, and the earnings and/or losses credited to his Account with respect to such Supplemental Company Contributions and DC SERP Contributions as of the date he is deemed Totally Disabled.
(g)    Certain Divestitures. Any Participant who experiences a Divestiture Termination will be 100 percent vested in the Supplemental Company Contributions, DC SERP Contributions, and the earnings and/or losses credited to his Account with respect to such Supplemental Company Contributions and DC SERP Contributions as of the date of such Divestiture Termination.
(h)    Vesting as Provided on Exhibit A. Notwithstanding anything set forth in this Section 3.14 to the contrary, the vesting schedules and rules described on Exhibit A hereto shall determine the vesting of all or a portion of certain Participants’ Accounts, as provided on Exhibit A.
3.15    Notice to Participants of Account Balances.
At least once for each Plan Year, the Retirement Committee or the Recordkeeper will cause a written statement of a Participant’s Account balance to be distributed to the Participant.

3.16    Good Faith Valuation Binding.
In determining the value of the Accounts, the Recordkeeper will exercise its best judgment, and all such determinations of value (in the absence of bad faith) will be binding upon all Participants and their Beneficiaries.
3.17    Errors and Omissions in Accounts.
If an error or omission is discovered in the Account of a Participant or in the amount of a Participant’s deferrals, the Retirement Committee, in its sole discretion, will cause the Recordkeeper to make appropriate, equitable adjustments as soon as administratively practicable following the discovery of such error or omission.

ARTICLE IV
INVESTMENT FUNDS
4.1    Available Investment Funds.
Unless otherwise determined by the Retirement Committee, the Investment Funds used for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan shall be those investment funds then offered under the GPI Savings Plan, excluding any employer stock fund and substituting commercially available funds for any common or collective trust fund. The Retirement Committee may change, add or remove Investment Funds on a prospective basis at any time(s) and in any manner it deems appropriate.
4.2    Participant Direction of Deemed Investments.
Each Participant generally may direct the manner in which his Account will be deemed invested in and among the Investment Funds; provided, such investment directions will be made in accordance with the following terms:
(a)    Nature of Participant Direction. The selection of Investment Funds by a Participant will be for the sole purpose of determining the rate of return to be credited to his Account, and will not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time will have any actual investment of assets relative to the benefits or Accounts hereunder.
(b)    Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of the future contributions that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant will be made as of the date the Participant commences participation in the Plan and will apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections as of any Valuation Date, and each such election will apply to all such specified contributions credited to such Participant’s Account after the Recordkeeper has a reasonable opportunity to process such election pursuant to such procedures as the Retirement Committee and the Recordkeeper may determine from time to time. Any Investment Election made pursuant to this subsection (b) with respect to future contributions will remain effective until changed by the Participant.
(c)    Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his existing Account balance that will be deemed invested in each Investment Fund. Such Participant may make such Investment Elections as of any Valuation Date, and each such election will be effective after the Recordkeeper has a reasonable opportunity to process such election. Each such election will remain in effect until changed by such Participant.
(d)    Retirement Committee Discretion. The Retirement Committee will have complete discretion to adopt and revise procedures to be followed in making such Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections, the effective date of such elections and whether and the extent to which to charge any Participant’s Account an administrative fee for making such Investment Elections. Any procedures adopted by the Retirement Committee that are inconsistent with the deadlines or procedures specified in this Section will supersede such provisions of this Section without the necessity of a Plan amendment.
(e)    Failure to Make Investment Fund Selection. To the extent that a Participant fails to make a proper, complete or timely Investment Fund selection, he will be deemed to have selected the available “Target Date Fund” based on the participant’s age or such other default Investment Fund that the Retirement Committee may select from time to time.

ARTICLE V
PAYMENT OF BENEFITS
5.1    Amount of Distribution.
Except as otherwise provided in this Article V, each Participant (or his Beneficiary, if he dies before distribution of his Account) will be entitled to receive at the time set forth in Section 5.2 and in the form set forth in Section 5.3 a distribution of his vested Account, as adjusted as set forth in Sections 3.12, 3.13 and 3.14, determined as of the Valuation Date on which such distribution is processed. For purposes of this Section, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure. Neither GPI nor any other person will be liable to a Participant or Beneficiary for interest or investment losses due to an administrative delay in the processing of any payment under the Plan.
5.2    Timing of Distribution.
(a)    Default Timing. Except as provided in subsections (b) through (e) hereof, and subject to the other terms of this Article V, the benefit payable to a Participant under Section 5.1 will be distributed 6 months after the date of such Participant’s Separation from Service.
(b)    Election of Distribution Timing. A Participant may elect, as described in this subsection (b), to have Plan benefits paid upon the earliest of the default payment timing provided in subsection (a) and one or more the following events:
(1)    Specified Date.
(A)    Deferral Elections. A Participant may elect, at the time he makes each Deferral Election, to have his benefit payable with respect to that election paid upon any date specified in such election that is at least 3 years after the first day of the Plan Year with respect to which to the Deferral Election relates. A Participant may elect a different specified date with respect to each Base Salary Deferral Election and each Incentive Election.
(B)    Matching Contribution Elections. A Participant may elect, at the time Base Salary Deferral Elections for a Plan Year are made, to have his benefit payable with respect to Matching Contributions for the Plan Year paid upon any date specified in such election that is at least 3 years after the first day of the Plan Year with respect to which to such election relates.
(2)    Change in Control.
(A)    Deferral Elections. A Participant may elect, at the time he makes each Deferral Election, to have his benefit payable with respect to that election paid upon the date that is 6 months after the date that a Change in Control occurs.

(B)    Matching Contributions. A Participant may elect, at the time Base Salary Deferral Elections for a Plan Year are made, to have his benefit payable with respect to Matching Contributions for the Plan Year paid upon the date that is 6 months after the date that a Change in Control occurs.
(C)    Supplemental Company Contributions and DC SERP Contributions. A Participant may elect, at the time Base Salary Deferral Elections for a Plan Year are made, to have his benefit payable with respect to any Supplemental Company Contributions made for the same Plan Year, and to have his benefit payable with respect to any DC SERP Contributions made for the same Plan Year, paid upon the date that is 6 months after the date that a Change in Control occurs.
(c)    2011 Employer Contributions. Notwithstanding any Participant’s election under subsection (b) hereof to the contrary, any portion of the benefit payable to a Participant under Section 5.1 that relates to Supplemental Company Contributions and/or DC SERP Contributions made on behalf of a Participant with respect to the 2011 Plan Year will paid upon the date that is 6 months after the date such Participant Separates from Service.
(d)    Compensation and Benefits Committee Discretion. In lieu of allowing a Participant to make an election under subsection (b) hereof, the Compensation and Benefits Committee may, in its discretion, designate a time of distribution with respect to any portion of the benefit payable to a Participant under Section 5.1 that relates to Supplemental Company Contributions and/or DC SERP Contributions; provided, that such time of distribution is designated by the Compensation and Benefits Committee at the time such Supplemental Company Contributions and/or DC SERP Contributions are made.
(e)    Special Timing Designations. Notwithstanding anything set forth in this Section 5.2 to the contrary, the special rules described on Exhibit A hereto shall determine the timing of the distribution of all or a portion of certain Participants’ Accounts, as provided on Exhibit A.
5.3    Form of Distribution.
(a)    Single-Sum Payment. Except as provided in Section 5.4 or 5.5 or subsection (b), (c), or (d) hereof, the benefit payable to a Participant under Section 5.1 will be distributed in the form of a single-sum payment in cash.
(b)    Annual Installments. At the time he makes an election under Section 5.2(b)(1) or 5.2(b)(2), a Participant may make an election in writing (or in any other format permitted by the Retirement Committee) to have his benefit payable with respect to that election paid in the form of 2 to 10 annual installment payments. Annual installment payments under this subsection shall be treated as a single payment and not as a series of separate payments.
(c)    2011 Employer Contributions. Notwithstanding any Participant’s election under this Section 5.3 to the contrary, any portion of the benefit payable to a Participant under Section 5.1 that relates to Supplemental Company Contributions and/or DC SERP Contributions

made on behalf of a Participant with respect to the 2011 Plan Year will be distributed in the form of a single-sum payment in cash.
(d)    Compensation and Benefits Committee Discretion. In lieu of allowing a Participant to make an election under subsection (b) hereof, the Compensation and Benefits Committee may, in its discretion, designate a distribution form with respect to any portion of the benefit payable to a Participant under Section 5.1 that relates to Supplemental Company Contributions and/or DC SERP Contributions; provided, that such form of distribution is designated by the Compensation and Benefits Committee at the time such Supplemental Company Contributions and/or DC SERP Contributions are made.
(e)    Special Form Designations. Notwithstanding anything set forth in this Section 5.3 to the contrary, the special rules described on Exhibit A hereto shall determine the form of distribution of all or a portion of certain Participants’ Accounts, as provided on Exhibit A.
5.4    Changing Time and/or Form of Distribution.
With respect to any scheduled payment date under Section 5.2 or in accordance with this Section, a Participant may make an election to delay the payment of his total benefit payable on such date (the “Original Payment Date”) to a later date (the “New Payment Date”); provided, any such election to delay payment will be effective only if (i) the Participant makes the election to delay payment at least 12 months before his Original Payment Date, and (ii) the Participant’s New Payment Date is at least 5 years after his Original Payment Date. A Participant who makes an election to delay the payment of his benefit pursuant to the preceding sentence may, at the time he makes such election, also elect to have the benefit paid on his New Payment Date in a single-sum payment or 2 to 10 annual installment payments, without regard to the form in which his benefit was scheduled to be paid on his Original Payment Date. Subject to the requirements of this Section 5.4 and Code Section 409A, a Participant may make an election to delay a single payment date no more than twice.
5.5    Death.
(a)    Before Scheduled Payment Date. Notwithstanding Sections 5.2, 5.3 and 5.4, if, with respect to any benefit payable to a Participant under Section 5.1, a Participant dies prior to date on which such payment is scheduled to be made or commence, such benefit will be paid to the Participant’s Beneficiary in a single-sum payment in cash at any time through the last day of the year following the year in which the Participant’s death occurs.
(b)    While Receiving Installment Payments. Notwithstanding Sections 5.2, 5.3 and 5.4, if a Participant has begun receiving annual installment payments and dies before all scheduled annual installment payments have been made, any remaining installment payments will be paid to the Participant’s Beneficiary in a single-sum payment in cash at any time through the last day of the year following the year in which the Participant’s death occurs.

5.6    Cash-Out.
Notwithstanding anything in this Article V or a Participant’s election to the contrary, if a Participant’s total vested Account balance is less than $10,000 on the date of the Participant’s Separation from Service, such Participant’s Account will be distributed in a single lump-sum payment upon the date that is 6 months after the date of Separation from Service.
5.7    Hardship Distributions.
Upon receipt of an application for a hardship distribution and the Retirement Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, such Participant will be entitled to receive a hardship distribution. Such distribution will be paid in a single-sum payment (provided that such Financial Hardship continues to exist on the date of the Retirement Committee’s determination). The amount of such single-sum payment will be limited to the amount of the Participant’s Account that the Retirement Committee determines is reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment) taking into account any additional compensation that is available to the Participant pursuant to a cancellation of his existing Deferral Elections pursuant to Section 3.5. No amount payable upon the Participant’s Separation from Service will be distributed, pursuant to this Section 5.7, within 6 months of such Separation from Service.
5.8    Taxes.
If the whole or any part of any Participant’s or Beneficiary’s Account becomes subject to any estate, inheritance, income, employment or other tax which GPI is required to pay or withhold, GPI will have the full power and authority to withhold and pay such tax out of any monies or other property that GPI holds for the account of the Participant or Beneficiary whose interests hereunder are so affected (other than any portion of the Participant’s or Beneficiary’s Account balance that is not then payable hereunder). Without limiting the foregoing, if the whole or any part of any Participant’s or Beneficiary’s Account becomes subject to FICA Tax or any state, local or foreign tax which GPI is required to pay or withhold, GPI will have the full power and authority to withhold and pay such tax, together with any amounts required to be withheld with respect to such tax for income tax under Code Section 3401 or under a corresponding state income tax provision, by reducing and offsetting the Participant’s or Beneficiary’s Account balance, without regard to whether any portion of the Participant’s or Beneficiary’s Account balance is then payable hereunder.
5.9    Offset of Benefit by Amounts Owed to GPI.
The Retirement Committee may not offset any payment or payments of benefit to a Participant under the Plan by any amount owed by such Participant to GPI or any member of the Controlled Group unless the following requirements are met: (i) the debt owed to GPI or Controlled Group member was incurred in the ordinary course of the relationship between the Participant and GPI or Controlled Group member; (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000; and (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or Beneficiary.

5.10    Permissible Acceleration or Delay of Payments.
(a)    Acceleration of Payments. Except as otherwise provided in this Section, no payment scheduled to be made under this Article V may be accelerated. Notwithstanding the foregoing, the Retirement Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article V in accordance with Code Section 409A (for example, upon certain terminations of the Plan (including, but not limited to, a termination of the Plan in connection with a Change in Control pursuant to Section 5.11), limited cash outs or to avoid certain conflicts of interest); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence. All payments scheduled to be made under this Article V shall be made no later than the date required under Code Section 409A.
(b)    Delay of Payments. Except as otherwise provided in this Section, no payment scheduled to be made under this Article V may be delayed. Notwithstanding the foregoing, the Retirement Committee, in its sole discretion, may delay any payment scheduled to be made under this Article V in accordance with Code Section 409A in any of the following circumstances as long as the Retirement Committee treats all payments to similarly situated Participants on a reasonably consistent basis.
(1)    The Retirement Committee may delay payment if it reasonably anticipates that its deduction with respect to such payment would be limited or eliminated by the application of Code Section 162(m). Payment must be made during the Participant’s first taxable year in which the Retirement Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year the deduction of such payment will not be barred by the application of Code Section 162(m) or during the period beginning with the Participant’s Separation from Service and ending on the later of the last day of the Employer’s taxable year in which the Participant separates from service or the 15th day of the third month following the Participant’s Separation from Service. If a scheduled payment to a Participant is delayed in accordance with this subsection (b)(1), all scheduled payments to the Participant that could be delayed in accordance with this Section (b)(1) will also be delayed.
(2)    The Retirement Committee may delay payment if it reasonably anticipates that the making of the payment will violate federal securities laws or other applicable laws provided payment is made at the earliest date on which the Retirement Committee reasonably anticipates that the making of the payment will not cause such violation.
(3)    The Compensation and Benefits Committee reserves the right to amend the Plan to provide for a delay in payment upon such other events and conditions as the Secretary of the Treasury may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

5.11    Change in Control.
(a)    Discretionary Termination and Liquidation upon a Change in Control. The Compensation and Benefits Committee, in its sole discretion, may terminate and liquidate the Plan within the 30 days preceding or the 12 months following a Change in Control such that all Participants and Beneficiaries affected by the Change in Control shall receive all amount deferred under the Plan within 12 months of the date of such termination; provided, such acceleration of payments will be made only if all agreements, methods, programs, and other arrangements sponsored by GPI or any member of the Controlled Group immediately after the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan with the Plan under Treasury Regulation Section 1.409A-1(c)(2) are terminated and liquidated with respect to each participant that experienced the Change in Control, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements are taken.
(b)    Other Accelerations Upon a Change in Control. Except as otherwise provided under a Participant’s election under Section 5.2(b)(3) or upon the termination and liquidation of the Plan in the Compensation and Benefits Committee’s sole discretion pursuant to subsection (a) hereof, distributions from a Participant’s Account will not be made upon a Change in Control.
5.12    Pre-Effective Date Accounts.
Notwithstanding the foregoing provisions of this Article V, in the event of any inconsistency between these distribution provisions and the distribution terms applicable to any amounts in Participant Accounts that are attributable to (i) Deferral Elections with respect to compensation earned prior to the Effective Date, and any related Matching Contributions, (ii) Supplemental Company Contributions or DC SERP Contributions for any Plan Year that began prior to the Effective Date, or (iii) Executive Contributions credited to Accounts prior to the Effective Date, under the terms of the Plan as in effect prior to the Effective Date or under the terms of a Participant’s election made in accordance therewith (collectively, “Pre-Effective Date Distribution Terms”), such Pre-Effective Date Distribution Terms shall control with respect to the payment of any such amounts.

ARTICLE VI
CLAIMS
6.1    Participant Rights.
If a Participant has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits, (referred to herein as “claim” or “claims”) the Participant will submit the claim in accordance with the procedures set forth in this Article VI. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” will be 1 year, beginning on (i) in the case of any payment, the date on which the payment was made, or (ii) for all other claims, the date on which the action complained of occurred. Additionally, upon denial of an appeal pursuant to Section 6.3 hereof, a Participant will have 1 year within which to bring suit for any grievance complaint or claim related to such denied appeal; any such suit initiated after such 1-year period will be precluded.

6.2    Initial Claim.
Claims for benefits under the Plan may be filed with the Retirement Committee on forms or in such other written documents, as the Retirement Committee may prescribe. The Retirement Committee will furnish to the claimant written notice of the disposition of a claim within 90 days (45 days in the case of a claim regarding Total Disability) after the application therefor is filed; provided, if special circumstances require an extension of time for processing the claim, the Retirement Committee will furnish written notice of the extension to the claimant prior to the end of the initial 90-day period (45-day period in the case of a claim regarding Total Disability), and such extension will not exceed one additional, consecutive 90-day period (30-day period in the case of a claim regarding Total Disability, provided, if matters beyond the control of the Retirement Committee require an additional extension of time for processing the claim, the Retirement Committee will furnish written notice of the second extension to the claimant prior to the end of the initial 30-day extension period, and such extension will not exceed an additional, consecutive 30-day period). In the event the claim is denied, the notice of the disposition of the claim will provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review.
6.3    Appeal.
Any Participant or Beneficiary who has been denied a benefit will be entitled, upon request to the Retirement Committee, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan in the Retirement Committee’s possession in order to prepare the appeal. The request for review, together with a written statement of the claimant’s position, must be filed with the Retirement Committee no later than 60 days (180 days in the case of a claim regarding Total Disability) after receipt of the written notification of denial of a claim provided for in Section 6.2. The Retirement Committee’s decision will be made within 60 days (45 days in the case of a claim regarding Total Disability) following the filing of the request for review and will be communicated in writing to the claimant; provided, if special circumstances require an extension of time for processing the appeal, the Retirement Committee will furnish written notice to the claimant prior to the end of the initial 60-day period (45-day period in the case of a claim regarding Total Disability), and such an extension will not exceed one additional 60-day period (45-day period in the case of a claim regarding Total Disability). With respect to a claim regarding Total Disability, the Retirement Committee’s review will not afford deference to the initial adverse benefit determination and will be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. If unfavorable, the notice of the decision will explain the reasons for denial and indicate the provisions of the Plan or other documents used to arrive at the decision.
6.4    Satisfaction of Claims.
Any payment to a Participant or Beneficiary will to the extent thereof be in full satisfaction of all claims hereunder against the Retirement Committee, the Compensation and Benefits Committee, and GPI, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as determined by the Retirement Committee, Compensation and Benefits Committee, or GPI. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, such payment will be forfeited.

ARTICLE VII
SOURCE OF FUNDS; TRUST
7.1    Source of Funds.
Except as provided in this Section and Section 7.2 (relating to the Trust), GPI will provide the benefits described in the Plan from its general assets. However, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets may be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then GPI will have the obligation, and the Participant or Beneficiary, who is due such benefits, will look to GPI to provide such benefits.
7.2    Trust.
(a)    Establishment. To the extent determined by GPI, GPI will transfer to the Trustee the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. Except as otherwise provided in the Trust Agreement, each transfer into the Trust Fund will be irrevocable as long as GPI has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by GPI; provided, it is the intent of GPI that the assets held by the Trust are and will remain at all times subject to the claims of the general creditors of GPI.
(b)    Distributions. Pursuant to the Trust Agreement, the Trustee will make payments to Plan Participants and Beneficiaries in accordance with a payment schedule provided by GPI. GPI will make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and will pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by GPI.
(c)    Status of the Trust. No Participant or Beneficiary will have any interest in the assets held by the Trust or in the general assets of GPI other than as a general, unsecured creditor. Accordingly, GPI will not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.
7.3    Funding Prohibition under Certain Circumstances.
Notwithstanding anything in this Article VII to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

ARTICLE VIII
RETIREMENT COMMITTEE
8.1    Retirement Committee.
(a)    Adoption of Charter. The Compensation and Benefits Committee may approve a Charter for the Retirement Committee which sets forth procedures regarding the governance and maintenance of the Retirement Committee and, to the extent not inconsistent with the Plan, the rights, duties, responsibilities of the Retirement Committee with respect to the Plan.
(b)    Retirement Committee. The Retirement Committee will have all rights, duties, and responsibilities as provided in the Charter and the Plan, and will be governed in accordance with the Charter.
8.2    Rights and Duties.
The Retirement Committee will administer the Plan and will have all powers necessary to enable it to properly to carry out its duties as set forth in the Charter and the Plan, including (but not limited to) the following:
(a)    To construe, interpret and administer the Plan;
(b)    To the extent not delegated to the Recordkeeper, to make determinations required by the Plan, including, but not limited to, determinations of whether an individual is in a class of employees designated (either by the terms of the Plan or by the Compensation and Benefits Committee) as eligible to participate in the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;
(c)    To the extent not delegated to the Recordkeeper, to compute and certify to GPI the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;
(d)    To authorize all disbursements by GPI pursuant to the Plan or the Trust Agreement;
(e)    To the extent not delegated to the Recordkeeper, to maintain all the necessary records of the administration of the Plan;
(f)    To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;
(g)    To delegate to other individuals or entities, including, but not limited to, the Recordkeeper, from time to time the performance of any of its duties or responsibilities hereunder; and
(h)    To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Retirement Committee will have the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters will be final and conclusive on all parties.
8.3    Compensation, Indemnity and Liability.
The Retirement Committee and its members will serve as such without bond and without compensation for services hereunder. All expenses of the Retirement Committee will be paid by GPI. No member of the Retirement Committee will be liable for any act or omission of any other member of the Retirement Committee, or for any act or omission on his own part, excepting his own willful misconduct. GPI will indemnify and hold harmless the Retirement Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee, excepting only expenses and liabilities arising out of his own willful misconduct.

ARTICLE IX
AMENDMENT AND TERMINATION
9.1    Amendments.
The provisions of the Plan may be amended at any time and from time to time by the Compensation and Benefits Committee or its authorized delegate (including, to the extent provided in the Charter, the Retirement Committee). An amendment to the Plan may modify its terms in any respect whatsoever; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants and Beneficiaries will be bound by such amendment.
9.2    Plan Freeze or Termination.
(a)    Freezing Plan Benefits. The Compensation and Benefits Committee will have the right, in its sole discretion, to impose a permanent or temporary freezing of the Plan at any time, such that the Plan will remain in effect with respect to existing Account balances without permitting any new contributions; provided, such a freeze may not cancel any Participant’s Deferral Election except as otherwise provided under Section 3.5.
(b)    Plan Termination. The Compensation and Benefits Committee expects to continue the Plan but reserves the right to discontinue and terminate the Plan at any time, for any reason, subject to the restrictions provided under Code Section 409A. Any action to terminate the Plan will be taken by the Compensation and Benefits Committee or its authorized delegate in the form of a written Plan amendment executed by a duly authorized officer of GPHC. If the Plan is terminated, each Participant’s Account will be distributed in a single-sum payment in cash as soon as practicable after the date the Plan is terminated. The amount of any such distribution will be determined as of the Valuation Date such termination distribution is to be processed. Such termination will be binding on all Participants and Beneficiaries. Notwithstanding the foregoing, the cancellations of Participants’ Deferral Elections and distributions of Accounts will be made upon termination of the Plan (including any partial termination relating to a specified group of Participants) only to the extent permitted under Code Section 409A.

ARTICLE X
MISCELLANEOUS
10.1    Beneficiary Designation.
(a)    General. Participants will designate and from time to time may re-designate their Beneficiaries in such form and manner as the Retirement Committee may determine.
(b)    No Designation or Designee Dead or Missing. In the event that:
(1)    a Participant dies without designating a Beneficiary;
(2)    the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or
(3)    the Beneficiary designated by a Participant cannot be located by the Retirement Committee within a reasonable time before the latest date for payment to such Beneficiary pursuant to Article V;
then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan will be the Participant’s Surviving Spouse, if any, and if not, the estate of the Participant.
(c)    Forfeiture of Benefits by Certain Individuals. Notwithstanding anything to the contrary in the Plan, no payment of benefits will be made under any provision of the Plan to any individual with respect to whom such amount would otherwise be payable if, by virtue of such individual’s involvement in the death of the Participant or Beneficiary, such individual’s entitlement to any interest in assets of the deceased could be denied (whether or not there is in fact any such entitlement) under any applicable law, state or federal, including without limitation laws governing intestate succession, wills, jointly-owned property, bonds, and life insurance. For purposes of the Plan, any such individual will be deemed to have predeceased the Participant or Beneficiary, as applicable. To the extent consistent with Code Section 409A and the guidance issued thereunder, the Retirement Committee may withhold distribution of benefits otherwise payable under the Plan for such period of time as is necessary or appropriate under the circumstances to make a determination with regard to the application of this Section.
10.2    Distribution pursuant to a Domestic Relations Order.
(a)    Distribution Due to Domestic Relations Order. Upon receipt of a valid domestic relations order requiring the distribution of all or a portion of a Participant’s Account to an alternate payee, the Retirement Committee will cause GPI to pay a distribution to such alternate payee. The distribution will be completed as soon as administratively practicable after the Retirement Committee determines that the order meets the elements of a valid domestic relations order, as set forth in subsection (b) hereof, or if later, when the terms of the order have been modified to meet such elements. No distribution will be completed unless and until the order constitutes a valid domestic relations order.
(b)    Requirements of a Domestic Relations Order. For purposes of this Section, a court order will be considered a valid domestic relations order if it relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of a Participant, and is made pursuant to the domestic relations law of a state. The order should clearly identify the name of the Participant and the alternate payee, the Plan, and the amount or percentage of the Participant’s Account to be paid to the alternate payee, or the manner in which such amount or percentage is to be determined. The order may not require payment of a type or form of benefit other than as provided in subsection (a) hereof, payment of increased benefits or benefits to which the Participant does not have a vested right, or payment of benefits required to be paid to another alternate payee under another order previously determined to be a valid domestic relations order.
(c)    Domestic Relations Order Review Authority. The Retirement Committee will have authority to review and determine whether a court order meets the conditions of this Section, and to issue and adopt procedures that may be helpful in administering this Section.
10.3    Headings.
The headings of the various articles and sections in the Plan are solely for convenience and will not be relied upon in construing any provisions hereof. Any reference to a section refers to a section of the Plan unless specified otherwise.
10.4    Gender and Number.
Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.
10.5    Assignment of Benefits.
Except as provided in Section 10.2, the right of a Participant or his Beneficiary to receive payments under the Plan may not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan.
10.6    Legally Incompetent.
The Retirement Committee, in its sole discretion, may direct that payment to be made directly to an incompetent or disabled person, whether incompetent or disabled because of minority or mental or physical disability, or to the guardian of such person or to the person having legal custody of such person or to such other person as the Retirement Committee may otherwise determine, without further liability with respect to or in the amount of such payment either on the part of GPI or the Retirement Committee.
10.7    Governing Law.
The Plan will be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Delaware. If any provisions of this instrument are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective.
10.8    Tax Effects.
The Plan is intended to comply with Code Section 409A and the regulations and other guidance issued thereunder such that no Participant shall be subject to early taxation or penalties thereunder. The Plan will be interpreted consistent with this intent. However, notwithstanding anything in the Plan or any summary or information regarding the Plan to the contrary, each Participant shall be solely responsible for all taxes due with respect to his benefits under the Plan, including, but not limited to, any federal, state or local income tax, any employment tax and any tax penalties, specifically including, but not limited to, tax penalties imposed under Code Section 409A. GPI retains the full discretion to apply the tax laws as it deems appropriate from time to time and makes no representation or guaranty that benefits under the Plan will have any specific tax effect or receive any specific tax treatment.

EXHIBIT A
SPECIAL PROVISIONS

A-1    Executive Contributions. As soon as administratively practicable after the date of commencement of employment of Stephen Scherger (“Scherger”) with the Plan Sponsor, the Plan Sponsor caused to be credited to an Account for Scherger under the Plan a onetime Executive Contribution of One Million and no/100 Dollars ($1,000,000.00). Such amount and any earnings and/or losses with respect to such amount shall be subject to all applicable terms and conditions of the Plan.

A-2    Special Vesting Schedules. Notwithstanding anything in Section 3.14 to the contrary, and without regard to subsections (d) through (g) thereof, the Executive Contribution granted to Scherger described in B-1 is 100% vested.

A-3    Special Timing Designations. Subject to the provisions of Article V, the Executive Contribution granted to Scherger will be paid upon the date that is 6 months after the date he Separates from Service.

A-4    Special Form Designations. Subject to the provisions of Article V, the Executive Contribution granted to Scherger will be distributed in the form of 5 annual installment payments.

A-1